EXHIBIT 10

VALLEY NATIONAL BANCORP

2010 EXECUTIVE INCENTIVE PLAN

SECTION 1 – PURPOSE

1.1 The purposes of this Valley National Bancorp (“Company”) 2010 Executive Incentive Plan (the “Plan”) are (i) to provide an incentive mechanism to senior executives to maximize the performance of the Company and its subsidiaries, and (ii) to attract and retain achievement-oriented executives.

1.2 The Plan shall become effective as of January 1, 2010, subject to approval by stockholders in the manner required by Section 162(m) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder as applicable and in force from time to time (the “Code”). All awards under this Plan shall be null and void if the Plan is not so approved within 12 months after the date on which this Plan is adopted by the Board of Directors of the Company (“Board of Directors”).

SECTION 2 – DEFINITIONS

2.1 For purposes of this Plan, the following terms shall have the following meanings:

a)	“Award” means an amount payable to a Participant pursuant to this Plan.

b)	“Committee” refers to the Compensation and Human Resources Committee of the Board of Directors.

c)	“Disability” means a Participant’s physical or mental condition resulting from bodily injury, disease or mental disorder that renders the Participant incapable of continuing in the Company’s employ. The Committee, acting with the benefit of appropriate medical advice and examination, shall determine whether and when a Disability exists.

d)	“Participant” means an employee of the Company or of a Subsidiary who has been designated by the Committee as eligible to receive an Award pursuant to the Plan for the Plan Year.

e)	“Plan Year” means the calendar year.

f)	“Retirement” means voluntary termination by a Participant of active employment with the Company upon or after attaining age 62.

g)	“Subsidiary” means (i) any company, domestic or foreign, more than 50 percent of the voting stock of which is owned or controlled, directly or indirectly, by the Company; or, (ii) any partnership, more than 50 percent of the profits interest or capital interest of which is owned or controlled, directly or indirectly, by the Company; or (iii) any other legal entity, more than 50 percent of the ownership interest, such interest to be determined by the Committee, of which is owned or controlled, directly or indirectly, by the Company.

SECTION 3 – DETERMINATION OF BONUS POOL

3.1 A pool of funds (“bonus pool”) equal to 5% of the Company’s net income before income taxes shall be automatically established for each Plan Year at the beginning thereof. Not later than 90 days after the beginning of that Plan Year, the Committee shall determine the identity of the Participants for that Plan Year and the share of each Participant in the bonus pool, in accordance with Section 4. At the time that it determines the shares in the bonus pool, the Committee may make provision for excluding the effect on the amount of the bonus pool of (i) extraordinary events, (ii) restructurings, (iii) discontinued operations, (iv) changes in accounting methods, practices or policies and (v) other unusual or non-recurring items.

SECTION 4 – AWARDS

4.1 The Committee shall assign shares of the bonus pool for that Plan Year to those individuals whom the Committee designates as Participants for that Plan Year; provided that such shares shall not exceed, in the aggregate, 100% of the bonus pool. Once assigned, no share or part of a share shall be reassigned to another Participant should the employment of the Participant originally assigned the share be terminated before the end of the applicable Plan Year.

4.2 Notwithstanding the provisions of Section 4.1, the Committee may, in its sole discretion, reduce the amount otherwise payable to a Participant at any time prior to the payment of the Award to the Participant and further provided that any reduction in the amount payable to any Participant shall not increase the amount payable to any other Participant.

SECTION 5 – ELIGIBILITY FOR PAYMENT OF AWARDS

5.1 Subject to Section 4.2 and 5.2, a Participant who has been assigned a share of the bonus pool shall receive payment of an Award if he or she remains employed by the Company or its Subsidiaries through the end of the applicable Plan Year; provided, however, that no Participant shall be entitled to payment of an Award hereunder until the Committee certifies in writing that the bonus pool has been properly determined in accordance with Section 3.1 and any other material terms of the Plan have in fact been satisfied. (Such written certification may take the form of minutes of the Committee).

5.2 If a Participant’s employment terminates during the applicable Plan Year by reason of death, Disability, Retirement or any other termination approved by the Committee, the Committee may in its sole discretion authorize payment to the Participant (or his or her estate or designated beneficiary) of all or part of the Award to which that Participant would have been entitled had he or she been employed by the Company through the end of the applicable Plan Year, provided that the Committee takes such action within twelve months after such termination of employment.

SECTION 6 – FORM AND TIMING OF PAYMENT OF AWARDS

6.1 Awards may be paid, in whole or in part, in cash, in the form of grants of stock based awards made under the Company’s Long-Term Stock Incentive Plan, as in effect from time to time, or any successor plan, or in any other form prescribed by the Committee, and may be subject to such additional restrictions as the Committee, in its sole discretion, shall impose. Subject to Section 6.3, Awards payable in cash shall be paid in installments in the discretion of the Committee. Where Awards are paid in property other than cash, the value of such Awards, for purposes of the Plan, shall be determined by reference to the fair market value of the property on the date of the Committee’s certification required by Section 5.1. For this purpose the fair market of shares of common stock of the Company on a particular date shall equal the “Fair Market Value” (as determined under the Long-Term Stock Incentive Plan as in effect on January 1, 2010 (“Stock Plan”)) of such shares on that date.

6.2 If an Award is payable in shares of common stock of the Company or in another form permitted under the Company’s Stock Plan, such Awards will be issued in accordance with the Stock Plan.

6.3 Subject to Sections 5 and 7 hereof, Awards shall be paid at such time as the Committee may determine provided that payment shall not be made later than the time required so as to avoid application of a penalty under Section 409A of the Code.

SECTION 7 – DEFERRAL OF PAYMENT OF AWARDS

7.1 The Committee may, in its sole discretion, permit a Participant to defer receipt of a cash Award, subject to such terms and conditions as the Committee shall impose and in a manner consistent with the rules of Section 409A of the Code and otherwise to avoid recognition of income prior to actual receipt of the payment.

SECTION 8 – ADMINISTRATION

8.1 The Plan shall be administered by the Committee.

8.2 Subject to the provisions of the Plan, the Committee shall have exclusive power to determine the amounts that shall be available for Awards each Plan Year and to establish the guidelines under which the Awards payable to each Participant shall be determined.

8.3 The Committee’s interpretation of the Plan, grant of any Award pursuant to the Plan, and all actions taken within the scope of its authority under the Plan, shall be final and binding on all Participants (or former Participants) and their executors.

8.4 The Committee shall have the authority to establish, adopt or revise such rules or regulations relating to the Plan as it may deem necessary or advisable for the administration of the Plan and to correct any defect, supply any omission or reconcile any inconsistency in the Plan and any Award in such manner and to such extent as it shall deem expedient.

SECTION 9 – AMENDMENT AND TERMINATION

9.1 The Board of Directors or a designated committee of the Board of Directors (including the Committee) may amend any provision of the Plan at any time; provided that no amendment that requires stockholder approval in order for Awards to be paid pursuant to the Plan to be deductible under any provision of the Code, may be made without the approval of the stockholders of the Company. The Board of Directors shall also have the right to suspend or terminate the Plan at any time. Without limiting the discretion of the Committee as provided herein, no amendment, suspension or termination of the Plan shall adversely affect any Participant’s rights with respect to any Award granted prior to such action.

SECTION 10 – MISCELLANEOUS

10.1 The fact that an employee has been designated a Participant shall not confer on the Participant any right to be retained in the employ of the Company or one or more of its Subsidiaries, or to be designated a Participant in any subsequent Plan Year.

10.2 No Award under this Plan shall be taken into account in determining a Participant’s compensation for the purpose of any group life insurance or other employee benefit plan unless so provided in such benefit plan.

10.3 This Plan shall not be deemed the exclusive method of providing incentive compensation for an employee of the Company and its Subsidiaries, nor shall it preclude the Committee or the Board of Directors from authorizing or approving other forms of incentive compensation.

10.4 No Award shall be pledged, assigned or transferred by any Participant except by a will or in accordance with the laws of descent and distribution. Any estate of a Participant receiving an Award shall be subject to all terms and conditions of the Plan.

10.5 Neither the action of the Company in establishing this Plan, nor any provision of this Plan, nor any action taken by the Company, the Committee or the Board of Directors pursuant to the provisions of this Plan, shall be construed as conferring on any Participant or employee the right to be retained in the employ of the Company or any of its Subsidiaries.

10.6 All expenses and costs in connection with the operation of the Plan shall be borne by the Company and its Subsidiaries.

10.7 The Company or other Subsidiary making a payment under this Plan shall withhold therefrom such amounts as may be required by federal, state or local law, and the amount payable under the Plan to the person entitled thereto shall be reduced by the amount so withheld.

10.8 The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of New Jersey to the extent not superseded by federal law.